Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-62704, 333-62706, 333-117591, 333-135257, 333-135258 and 333-135259 on Forms S-8 of CenterState Banks, Inc. of our report dated March 4, 2010 with respect to the consolidated financial statements of CenterState Banks, Inc., and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of CenterState Banks, Inc. for the year ended December 31, 2009.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Fort Lauderdale, Florida

March 4, 2010